EXHIBIT 99.2
Contact:
Kearstin Patterson
Associate Director, Corporate Communications
615-236-4419 (office)
615-517-6112 (mobile)
kpatterson@biomimetics.com
BioMimetic Therapeutics Reports Positive Clinical Results
for GEM OS®1 in Canadian Foot and Ankle Fusion Study
Clinical Success Rate of 90% Achieved in a High Risk Patient Population
Franklin, Tenn — December 13, 2007 - BioMimetic Therapeutics, Inc. (NASDAQ: BMTI) today announced positive results from its Canadian pivotal clinical study evaluating the safety and clinical utility of GEM OS®1 Bone Graft for the treatment of foot and ankle fusions. The results demonstrated that 90% of the patients, which included a large percentage of high risk individuals, achieved a successful outcome based upon return to full weight-bearing (FWB) and lack of need for revision surgery. The radiographic fusion rate was 87% at nine months after surgery. The high level of success achieved in this study suggests that the GEM OS1 treated patients had fusion rates comparable to those expected using autogenous bone graft (ABG), the current gold standard for bone grafting materials, but without the morbidity and extra operating room time required to harvest ABG.
The significance of the 87% and 90% radiographic and clinical success rates, respectively, obtained in this study is further amplified by the large percentage of patients that are considered high risk for poor healing as a result of co-morbidities including history of smoking (60%), obesity (38%), diabetes (10%) and prior surgery at the fusion site (33%). In total, 65% of the 60 patients enrolled in the study had one or more risk factors with 35% having multiple risk factors. Published data indicates that the incidence of non-unions in patients with one or more risk factors can range from 15 — 40%, i.e., a 60% — 85% success rate.
GEM OS1, which consists of recombinant-human platelet-derived growth factor (rhPDGF-BB) combined with the synthetic bone matrix beta-tricalcium phosphate, is being developed as a fully synthetic replacement for ABG in foot and ankle fusion applications. Specific results from the study included:
•	GEM OS1 treatment led to 90% clinical success, with only 6 patients (10%) recommended for revision surgery within 12 months of the initial procedure. Clinical success in the hindfoot and ankle subgroup, which are the same types of joints included in the ongoing U.S. foot and ankle pivotal trial, was 97% (32 of 33 patients).
•	Radiographic fusion, as measured by an independent radiologist reviewing standard X-rays, demonstrated that 84 and 87% of the patients achieved fusion at 6 and 9 months, respectively. Radiographic fusion in the hindfoot and ankle subgroup of patients was 91% and 93%, respectively, at 6 and 9 months.
•	The composite success rate based on both clinical and radiographic outcomes at 9 months met the pre-specified endpoint of 82.5% set forth in the study protocol.
•	The median time to radiographic fusion was 86 days, which is consistent with the three month time point reported in the literature to achieve bony union and FWB after these operations.
•	There were no serious adverse events related to the use of GEM OS1.
“When you consider the nature of this patient population, the results of the study are really quite remarkable,” said Lead Investigator, Dr. Timothy Daniels. “Each of the study sites is a tertiary or quaternary referral center for difficult foot & ankle procedures, so we get some of the most challenging cases. Also, many of these cases involved fusion of multiple joints in the foot. In 60 patients, there were approximately 130 joint fusions performed of which only 6 required revision. On top of this, I was impressed with the lack of observed delays in wound healing which are often seen in high risk patients treated with foot and ankle fusions, suggesting that PDGF also helped promote healing of the surgical site.”
“We are very encouraged by the high levels of clinical success and radiographic fusion observed in the study, both of which highlight the overall benefit of GEM OS1 to the patient and strongly support the safety and efficacy of the product candidate in foot and ankle fusions,” stated Dr. Samuel Lynch, president and CEO of BioMimetic Therapeutics. “Further, the level of clinical success observed in the hindfoot and ankle patients (97%) highlights the clinical benefit of GEM OS1 in the subset of patients which make up the patient population in the ongoing U.S. pivotal trial.”
The Canadian study, which was conducted at three centers, was a 60 patient open label trial in which all individuals were treated with GEM OS1. In addition to Dr. Timothy Daniels of St. Michael’s Hospital and the University of Toronto, the physicians and clinical sites involved in the Canadian study include Drs. Alastair Younger and Kevin Wing of BC Foot and Ankle Clinic, St. Paul’s Hospital, Vancouver, and Dr. Johnny Lau of University of Toronto, Toronto Western Hospital, Toronto. The patients were assessed for healing using clinical and radiographic endpoints. Patients requiring fusions involving the midfoot, hindfoot and ankle were all eligible for enrollment in the study. This is in contrast to the U.S. trial investigating GEM OS1 where only hindfoot and ankle procedures are allowed. The U.S. trial, which will enroll 396 patients at up to 28 centers, is a randomized controlled non-inferiority study comparing GEM OS1 to ABG, with the two treatments randomized 2:1, respectively.
A conference call to discuss the Canadian orthopedic data will be held today, Thursday, December 13 at 5:00 p.m. EST. The call can be accessed by dialing 866-831-6224 (passcode 80151647). The international dial in number is 617-213-8853. The same passcode applies. Participants should dial in 15 minutes prior to the 5:00 p.m. call. A live webcast of the conference call will be available on the Investor Relations section of BioMimetic’s website at www.biomimetics.com. The webcast will be archived for at least 30 days following the call.
Foot and Ankle Procedures
 Fusion procedures are commonly done to eliminate chronic pain associated with joints in the foot and ankle that are damaged as a result of traumatic injury, rheumatoid arthritis or osteoarthritis. In a fusion procedure, the joint space between adjacent bones is surgically prepared and treated with a graft material to stimulate a fusion, or permanent connection of the two bone ends. Typically, foot and ankle fusions are performed with bone material harvested from the patient (i.e., ABG), which is often obtained from a second surgical site. Harvesting ABG has significant drawbacks, which include pain and morbidity associated with the second site surgery, inconsistent volume and quality of the bone material harvested and added operating room time to procure the graft material. GEM OS1, which is being developed as a fully synthetic substitute for ABG, eliminates the need for this second site surgery. In foot and ankle surgery, non-unions are an issue that can necessitate the need for a revision surgery. As a result, there is a clear need for novel therapies to eliminate the need for harvesting ABG and improve healing rates in foot and ankle fusion applications.
About BioMimetic Therapeutics
 BioMimetic Therapeutics, Inc. is developing and commercializing bio-active recombinant protein-device combination products for the healing of musculoskeletal injuries and disease, including orthopedic, periodontal, spine and sports injury applications. BioMimetic received marketing approval from the FDA for its first product, GEM 21S®, as a grafting material for bone and periodontal regeneration following completion of human clinical trials, which demonstrated the safety and efficacy of its platform technology in this indication. Additionally, the Company has clinical trials ongoing with its product candidates GEM OS®1 and GEM OS®2 in multiple orthopedic bone healing indications including the treatment of foot and ankle fusions and the stimulation of healing of fractures of the wrist. The Company’s product and lead product candidates all combine recombinant protein therapeutics with tissue specific scaffolds to actively stimulate tissue healing and regeneration. For further information about BioMimetic Therapeutics please visit www.biomimetics.com.